UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
IOMAI CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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IOMAI CORPORATION
20 Firstfield Road
Gaithersburg, Maryland 20878
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
April 4, 2008
     We cordially invite you to attend our 2008 Annual Meeting of the Stockholders to be held at 20 Firstfield Road, Gaithersburg, Maryland 20878 at 9:00 a.m. on May 14, 2008 for the following purposes:
     1. To elect Richard Douglas and Thomas Martin Vernon, Jr. as directors to hold office for terms of three years and until their respective successors are elected and qualified.
     2. To approve the amendment and restatement of our 2005 Incentive Plan.
     3. To transact any other business that may properly come before the meeting or any adjournment of the meeting.
     Only stockholders of record at the close of business on March 26, 2008 will be entitled to vote at the meeting or any adjournment. A list of these stockholders will be open for examination by any stockholder for any purpose germane to the meeting for ten days before the meeting during ordinary business hours at our principal executive offices at 20 Firstfield Road, Gaithersburg, Maryland 20878.

By order of the Board of Directors, Russell P. Wilson, Secretary

Proxy Material Mailing Date: April 4, 2008

It is important that your shares be represented at the meeting. Therefore, whether or not you plan to attend the meeting, please either (i) complete your proxy and return it in the enclosed envelope, which requires no postage if mailed in the United States, or (ii) vote your shares over the Internet or by telephone, as further explained on your enclosed proxy card. If you attend the meeting and wish to vote in person, your mailed proxy or your vote over the Internet or by telephone will not be used.

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IOMAI CORPORATION
20 Firstfield Road
Gaithersburg, Maryland 20878
Telephone: (301) 556-4500

PROXY STATEMENT

     This proxy statement contains information about the 2008 Annual Meeting of stockholders of Iomai Corporation, including any postponements or adjournments of the meeting. The meeting will be held at our offices at 20 Firstfield Road, Gaithersburg, Maryland 20878 on May 14, 2008 at 9:00 a.m., local time.
     In this proxy statement, we refer to Iomai Corporation as “Iomai” “us” or the “Company.”
     We are sending you this proxy statement in connection with the solicitation of proxies by our Board of Directors. Our annual report for the year ended December 31, 2007 was first mailed to stockholders, along with these proxy materials, on or about April 4, 2008.
     Our annual report on Form 10-K for the year ended December 31, 2007 is available over the Internet at our website, http://www.iomai.com, or through the SEC’s EDGAR system at http://www.sec.gov. To request a printed copy of our Form 10-K, which we will provide to you without charge, write to Investor Relations, Iomai Corporation, 20 Firstfield Road, Gaithersburg, Maryland 20878.

VOTING PROCEDURES

YOUR VOTE IS IMPORTANT. PLEASE TAKE THE TIME TO VOTE. Please refer to the proxy card or other voting instructions included with these proxy materials for information on the voting methods available to you.

Who can vote?	Each share of our common stock that you owned as of the close of business on March 26, 2008, the record date, entitles you to one vote on each matter to be voted upon at the meeting. On the record date, there were 25,593,248 shares of Iomai common stock issued, outstanding and entitled to vote.

How do I vote?	If your shares are registered directly in your name, you may vote:

•     Over the Internet. Go to the website indicated on your enclosed proxy card and follow the instructions you find there. You must specify how you want your shares voted or your Internet vote cannot be completed and you will receive an error message. Your shares will be voted according to your instructions. If you vote over the Internet, your vote must be received by 11:59 p.m. on May 13, 2008.

•     By Mail. Complete and sign the enclosed proxy card and mail it in the enclosed postage prepaid envelope to the address indicated on your proxy card. Your proxy will be voted according to your instructions. If you do not specify how you want your shares voted, they will be voted as recommended by our Board of Directors.

• In Person at the Meeting. If you attend the meeting in person, you may deliver your completed proxy card in person or you may vote by completing a ballot, which will be available at the meeting.

If your shares are held in “street name” (held for your account by a broker or other nominee), you may vote:

• Over the Internet. You will receive instructions from your broker or other nominee if you are permitted to vote over the Internet.

• By Telephone. You will receive instructions from your broker or other nominee if you are permitted to vote by telephone.

• By Mail. You will receive instructions from your broker or other nominee explaining how to vote your shares.

•     In Person at the Meeting. Contact the broker or other nominee that holds your shares to obtain a broker’s proxy card and bring it with you to the meeting. A broker’s proxy is not the form of proxy enclosed with this proxy statement. You will not be able to vote shares you hold in street name at the meeting unless you have a proxy from your broker issued in your name giving you the right to vote the shares.

What is the difference between holding shares directly in my name and holding shares in “street name”?	If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company (AST), you are considered the “stockholder of record.” This proxy statement, annual report and proxy card have been sent directly to you for Iomai by AST.

If your shares are held for you in an account by a broker, bank or other nominee, you are considered the beneficial owner of shares held in “street name.” This proxy statement and annual report have been forwarded to you by your broker, bank or nominee who is considered the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or the Internet.

How can I change my vote?	If your shares are registered directly in your name, you may revoke your proxy and change your vote at any time before the meeting. To do this, you must do one of the following:

• Vote over the Internet as instructed above. Only your latest vote is counted.

• Sign a new proxy and submit it as instructed above.

• Attend the meeting and vote in person. Attending the meeting will not revoke your proxy unless you specifically request it.

If your shares are held in “street name,” you may submit new voting instructions by contacting your broker, bank or nominee. You may also vote in person at the annual meeting if you deliver a legal proxy as described in the answer to the “How do I vote?” question above.

Will my shares be voted if I do not return my proxy?	If your shares are registered directly in your name, your shares will not be voted if you do not vote over the Internet, return your proxy or vote by ballot at the meeting.

If your shares are held in “street name,” your brokerage firm, under certain circumstances, may vote your shares for you if you do not return your proxy. Brokerage firms have authority to vote customers’ unvoted shares on some routine matters. If you do not give a proxy to your brokerage firm to vote your shares, your brokerage firm may either: vote your shares on routine matters, or leave your shares unvoted. Proposal 1, to elect directors, is considered a routine matter. Proposal 2, to approve an amendment to our 2005 Incentive Plan, is considered a non-routine matter. Your brokerage firm cannot vote your shares with respect to Proposal 2 unless they receive your voting instructions. We encourage you to provide voting instructions to your brokerage firm by giving your proxy. This ensures your shares will be voted at the meeting according to your instructions. You should receive directions from your brokerage firm about how to submit your proxy to them at the time you receive this proxy statement.

What does it mean if I receive more than one proxy card?	It means that you have more than one account, which may be at the transfer agent or stockbrokers. Please vote over the Internet or complete and return ALL proxies for each account to ensure that all of your shares are voted.

How many shares must be present to hold the meeting?	A majority of our outstanding shares of common stock as of the record date must be present at the meeting to hold the meeting and conduct business. This is called a quorum. Shares are counted as present at the meeting if the stockholder votes over the Internet, completes and submits a proxy or is present in person at the meeting. Shares that are present that vote to abstain or do not vote on one or more of the matters to be voted upon are counted as present for establishing a quorum. If a quorum is not present, we expect that the meeting will be adjourned until we obtain a quorum.

What vote is required to approve each matter and how are votes counted?	Proposal 1 — Elect two Class III directors, each for a term of three years

The two nominees for director receiving the highest number of votes FOR election will be elected as directors. This is called a plurality. Abstentions are not counted for purposes of electing directors. If your shares are held by your broker in “street name,” and if you do not vote your shares, your brokerage firm has authority to vote your unvoted shares held by the firm on Proposal 1. If the broker does not vote your unvoted shares, there will be no effect on the vote because these “broker non-votes” are not considered present or represented at the meeting and voting on the matter. You may vote FOR all of the nominees, WITHHOLD your vote from all of the nominees or WITHHOLD your vote from any one or more of the nominees. Votes that are withheld will not be included in the vote tally for the election of directors.

Proposal 2 — Approve an amendment to our 2005 Incentive Plan to increase the number of shares authorized for issuance under the Plan from 2,740,000 shares to 3,740,000.

To approve Proposal 2, stockholders holding a majority of Iomai common stock present or represented by proxy at the meeting and entitled to vote on this matter must vote FOR the Proposal. If your shares are held by your broker in “street name” and if you do not instruct them how to vote your shares, your brokerage firm does not have the authority to vote your shares held by the firm on Proposal 2 and there will be no effect on the vote because these “broker non-votes” are not considered present or represented at the meeting and voting on the matter. If you vote to ABSTAIN on Proposal 2, your shares will not be voted in favor of the Proposal, and will have the same effect as a vote against the Proposal.

How does the Board of Directors recommend that I vote?	Our Board of Directors recommends that you vote:

• FOR Proposal 1 — elect two directors, each for a term of three years.

• FOR Proposal 2 — approve an amendment to our 2005 Incentive Plan to increase the number of shares authorized for issuance.

Are there other matters to be voted on at the meeting?	We do not know of any other matters that may come before the meeting. If any other matters are properly presented to the meeting, the persons named in the accompanying proxy intend to vote, or otherwise act, in accordance with their judgment.

Where do I find the voting results of the meeting?	We will announce preliminary voting results at the meeting. We will publish final results in our quarterly report on Form 10-Q for the second quarter of 2008, which we are required to file with the Securities and Exchange Commission by August 14, 2008. To request a printed copy of the Form 10-Q write to Investor Relations, Iomai Corporation, 20 Firstfield Road, Gaithersburg, Maryland 20878. You will also be able to find a copy on the Internet through our website at http://www.iomai.com or through the SEC’s electronic data system called EDGAR at http://www.sec.gov.

What are the costs of soliciting these proxies?	We will bear the costs of soliciting proxies. In addition to the mailing of these proxy materials, our directors, officers and employees may solicit proxies by telephone, e-mail and in person, without additional compensation. We reserve the right to retain other outside agencies for the purpose of soliciting proxies.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board, upon recommendation of the Corporate Governance Committee, has nominated the two people listed below for election as Class III directors. Each nominee currently serves as a Class III director. The Board of Directors recommends a vote FOR the nominees named below.

     Our Board of Directors is divided into three classes. One class is elected each year and members of each class hold office for three-year terms. The number of directors on the Board is currently fixed at six members. Two current members, Stanley C. Erck and M. James Barrett, are Class I directors, with terms expiring at the 2009 annual meeting. Two current members, R. Gordon Douglas and F. Weller Meyer, are Class II directors, with terms expiring at the 2010 annual meeting. Richard Douglas and Thomas Martin Vernon, Jr., the Class III directors whose terms expire at the 2008 annual meeting, have been nominated for re-election to terms of office expiring in 2011. Proxies cannot be voted for a greater number of persons than the number of nominees named (two persons).
     For more information on nomination of directors, see “Corporate Governance Committee” below in the section entitled “Committees of the Board” in the discussion of “Our Corporate Governance.”
     The persons named in the enclosed proxy will vote your shares to elect as Class III directors Richard Douglas and Thomas Martin Vernon, Jr. unless you indicate on the proxy that your vote should be withheld from any or all of these nominees. If they are elected, Dr. R. Douglas and Dr. Vernon will hold office until the 2011 annual meeting of stockholders and until their successors are duly elected and qualified, subject to their earlier death, resignation or removal. All of the nominees have indicated their willingness to serve, if elected, but if any of them should be unable or unwilling to serve, proxies may be voted for a substitute nominee designated by the Board of Directors.
     There are no family relationships between or among any of our executive officers, directors or nominees for director.
     Below are the names and certain information about each member of the Board of Directors, including the nominees for election as Class III directors:
NOMINEES FOR CLASS III DIRECTORS — TERMS TO EXPIRE IN 2011

Richard Douglas, Ph.D. Age: 55 Sr. Vice President, Corporate Development, Genzyme Corporation Director since 2002 Audit Committee Member Corporate Governance Committee Member	Dr. Douglas has served as a Director since January 2002. Dr. Douglas has over 26 years of biotechnology experience having served in Corporate Development roles at Genzyme Corporation since 1989. He is currently Senior Vice President of Corporate Development and a corporate officer of Genzyme Corporation. As a leader of Genzyme’s Corporate Development team, Dr. Douglas has been involved in numerous acquisitions, licenses, joint ventures and strategic alliances. From 1982 until its merger with Genzyme Corporation in 1989, Dr. Douglas served in Science and Corporate Development capacities at Integrated Genetics. Dr. Douglas was a postdoctoral fellow at the California Institute of Technology. He received a Ph.D. from the University of California, Berkeley in biochemistry and a B.S. in chemistry from the University of Michigan.

Thomas Martin Vernon, Jr., M.D. Age: 69 Vice President, Policy, Public Health & Medical, Affairs, Merck Vaccines (Retired) Director since 2006 Compensation Committee Member	Dr. Vernon joined the Board in 2006. Dr. Vernon served Merck & Co.’s vaccine division as Vice President for Policy, Public Health and Medical Affairs until 2004. Since then, he has consulted on public health and vaccine policy affairs for Chiron Corp., MedImmune Inc. and Digene Corp. Dr. Vernon has extensive experience in public health, both during his decade-long tenure at Merck and in his previous experience as Director of Health and Human Services at the Pew Charitable Trusts and Executive Director of the Colorado Department of Health. He served as a member and then chairman of the Advisory Committee on Immunization Practice and as president of the Association of State and Territorial Health Officials, and currently serves as the chairman of board of directors of the National Center for Healthy Housing. Dr. Vernon is a member of the CDC Foundation National Advocacy Council and has served on the board of directors of the Partnership for Prevention, the National Center for Genome Resources, and the American Social Health Association. A graduate of Harvard Medical School, Dr. Vernon is board-certified in internal medicine.

CLASS I DIRECTORS — TERMS TO EXPIRE IN 2009

M. James Barrett, Ph.D. Age: 65 General Partner, New Enterprise Associates Director since 2002 Chairman of the Board since 2003 Compensation Committee Chairman Corporate Governance Committee Chairman	Dr. Barrett has served as a Director since December 2002 and as Chairman of the Board since January 2003. Dr. Barrett has served as a general partner of New Enterprise Associates (NEA), a venture capital management firm, since September 2001. Dr. Barrett is currently on the boards of Cardioxyl Pharmaceuticals, CoGenesys, Inc., GlycoMimetics, Inc., Inhibitex, Inc., Macroflux Corporation, Nucleonics, Inc., Peptimmune, Inc., Pharmion Corporation, Ruxton Pharmaceuticals, Sensors for Medicine and Science, Inc., Supernus Pharmaceuticals, Inc., Targacept, Inc., YM Biosciences and he formerly served on the board of MedImmune, Inc., purchased by AstraZeneca in June 2007. Prior to joining NEA in September 2001, Dr. Barrett served as Founder/Chairman/CEO of Sensors for Medicine and Science (1997 — 2001) where he remains Chairman. Prior to that, he was Chairman/CEO of Genetic Therapy (1987 — 1995), President/CEO of Life Technologies (1985 — 1987), and President/CEO of Bethesda Research Labs (1982 - 1983). Prior to 1982, Dr. Barrett worked in various divisions of SmithKline. Dr. Barrett received a Ph.D. in Biochemistry at the University of Tennessee, a Masters in Business Administration from the University of Santa Clara, and a Bachelor of Science in Chemistry from Boston College.

Stanley C. Erck Age: 60 Chief Executive Officer & President, Iomai Corporation Director since 2000	Mr. Erck has served as President, Chief Executive Officer, Treasurer and a Director since May 2000. Mr. Erck applies over 31 years of management experience in the healthcare and biotechnology industry to shepherd the development and commercialization of the TCI technology. Mr. Erck has worked at Baxter International, Procept, and Integrated Genetics. In addition, as a CEO, he has managed the process of developing companies from private funding through an initial public offering. Mr. Erck has a B.S. from the University of Illinois and an M.B.A. from the University of Chicago.
CLASS II DIRECTORS — TERMS TO EXPIRE IN 2010

R. Gordon Douglas, M.D. Age: 73 President, Merck Vaccines (Retired) Director since 2003 Audit Committee Member Compensation Committee Member	Dr. Douglas has served as a Director since January 2003. Dr. Douglas was President of Merck Vaccines, responsible for the research, development, manufacturing, and marketing of Merck’s vaccine products until May 1999. He grew the vaccine business from $300 million to $1.2 billion, launched four new products, invested heavily in manufacturing facilities as well as research and development, and expanded the business globally. Prior to joining Merck in 1989, Dr. Douglas had a distinguished career as a physician and academician, specializing in infectious diseases. From 1982 to 1990, he was a Professor of Medicine and Chairman of the Department of Medicine at Cornell University Medical College and Physician in Chief of New York Hospital. He also served as Head of the Infectious Disease Unit at the University of Rochester School of Medicine. Dr. Douglas currently acts as consultant to the Vaccine Research Center at the National Institute of Health and serves on the boards of directors of several biotech companies and non-profits interested in vaccines and world health. Dr. Douglas is a graduate of Princeton University and Cornell University Medical College. He received his medical staff training at New York Hospital and Johns Hopkins Hospital.

F. Weller Meyer Age: 65 Chairman, President & Chief Executive Officer, Acacia Federal Savings Bank (Retired) Director since 2006 Audit Committee Chairman Corporate Governance Committee Member	Mr. Meyer, a member of the Board since 2006, was Chairman, President and Chief Executive Officer of Acacia Federal Savings Bank for more than twenty years until December 31, 2007. Mr. Meyer led the organization’s rise from a bank with $43 million in assets to a $1.5 billion institution. Mr. Meyer served on the bank’s Executive, Investment and Loan Committees. He is the past chairman of the board of America’s Community Bankers, a national banking trade association, and has testified before Congress on issues of legislation and banking regulation. Mr. Meyer is President of Thrift Institutions Advisory Council (TIAC) to the Federal Reserve. In 1998 he was first appointed a member of TIAC and in 2000 served as President of this key financial advisory group. The published author of five books on mortgage and real estate finance, Mr. Meyer graduated from the University of Maryland and has completed graduate studies at the American University and the University of Maryland.

OUR CORPORATE GOVERNANCE
Our Commitment to Good Corporate Governance
     We believe that good corporate governance and an environment of high ethical standards are important for Iomai to achieve business success and to create value for our stockholders. Our Board of Directors is committed to high governance standards and to continually work to improve them. We continue to review our corporate governance practices in light of ongoing changes in applicable law and evolving best practices.
Role of Our Board of Directors
     The Board monitors overall corporate performance and the integrity of our financial controls and legal compliance procedures. It elects senior management and oversees succession planning and senior management’s performance and compensation. The Board also oversees our long and short term strategic and business planning, and reviews with management its business plans, financing plans, budget and other key financial and business objectives.
     Members of the Board keep informed about our business through discussions with the chief executive officer and other members of our senior management team, by reviewing materials provided to them on a regular basis and in preparation for Board and committee meetings and by participating in meetings of the Board and its committees. We regularly review key portions of our business with the Board. We introduce our executives and other employees to the Board so that the Board can become familiar with our key talent. Our Chairman of the Board and our General Counsel engage with each new Board member to introduce them to our Corporate Governance policies and their responsibilities to the Company as a director. Each Board member receives a Board of Directors handbook that provides them with a summary of these practices and policies.
     In 2007, the Board of Directors met eight times and took action by written consent once. During 2007, each of our current directors attended at least 75% of the total number of meetings of the Board of Directors and all meetings of committees of the Board on which the director served. We have a policy that our Board members attend our annual meetings of stockholders; in 2007 all of our then current Board members attended our annual meeting. We expect our Board members to attend the 2008 annual meeting.
Governance Guidelines
     The Board is guided by Guidelines on Significant Corporate Governance Issues. We believe our governance guidelines demonstrate our continuing commitment to good corporate governance. The Board reviews these Guidelines from time to time. The Guidelines are posted on the corporate governance section of our website at http://www.iomai.com.
Performance of Our Board
     We consider it important to continually evaluate and improve the effectiveness of the Board, its committees and its individual members. We do this in various ways. Each year, the Chairman of the Board surveys the Board members to assess the effectiveness of the Board and its committees. Using these surveys, the Board assesses its performance and it evaluates the Board’s effectiveness in reviewing executive management and conducting appropriate oversight. Each of the Board’s standing committees also conducts an annual self-evaluation.
     Also, at each Board meeting, each Board member has the opportunity to assess the materials presented and conduct of the meeting and to offer suggestions for improvement at future meetings.
Code of Business Conduct and Ethics
     The Board of Directors originally adopted our Code of Business Conduct and Ethics in 2005. The code applies to all members of the Board and all employees of Iomai, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The code also contains additional obligations for our chief executive officer. Our code is posted on the corporate governance section of our website at http://www.iomai.com. We intend to post on our website all disclosures that are required by law or The NASDAQ Stock Market listing standards concerning any amendments to, or waivers from, our code. Stockholders may request a free copy of our code by writing to Investor Relations, Iomai Corporation, 20 Firstfield Road, Gaithersburg, Maryland 20878.
Independence of Directors
     Our governance guidelines provide that a majority of the Board as a whole should be composed of independent directors. The Corporate Governance Committee annually reviews the independence of the directors, reports to the Board which directors it recommends that the Board determine are independent and the Board makes the determination. The Board takes into account the

NASDAQ listing standards, applicable laws and regulations and other factors in making its determinations. Based on this review, the Board has determined that Dr. Barrett, Dr. R. Gordon Douglas, Dr. Richard Douglas, Dr. Vernon and Mr. Meyer are currently independent directors and that Mr. Erck is currently not an independent director. The Board has also determined that Dr. Himawan was an independent director at the time of his resignation on June 5, 2007.
Executive Sessions of Independent Directors
     In 2007, directors who were independent under the NASDAQ listing standards met in executive session without management present at six regularly scheduled Board meetings. For 2008, the independent directors have met and plan to meet in executive sessions without management present at most regularly scheduled Board meetings.
Committees of the Board
     The Board currently has three standing committees: the Audit Committee, the Compensation Committee and the Corporate Governance Committee. The Board also appoints from time to time ad hoc committees to address specific matters.

Audit Committee

Members:	Meetings in 2007: 4
F. Weller Meyer, Chairman
R. Gordon Douglas, M.D.
Richard Douglas, Ph.D.

     The Audit Committee consists entirely of independent directors within the meaning of the NASDAQ listing standards, including the requirements contemplated by Rule 10A-3 of the Securities Exchange Act of 1934, each of whom satisfies the other requirements of the NASDAQ relating to Audit Committee members. The Board of Directors has determined that F. Weller Meyer, Chair of the Committee and an independent director, qualifies as an audit committee financial expert.
     The Audit Committee’s primary function is to assist the Board in monitoring the integrity of our financial statements and our systems of internal control. The Audit Committee has direct responsibility for the appointment, independence and monitoring the performance of our independent registered public accounting firm. The Committee is responsible for pre-approving any engagements of our independent registered public accounting firm. The Committee also reviews our risk management practices, strategic tax planning, preparation of quarterly and annual financial reports and compliance processes.
     The Audit Committee members meet regularly with our independent registered public accounting firm without management present and with members of management in separate private sessions, to discuss any matters that the Committee or these individuals believe should be discussed privately with the Committee, including any significant issues or disagreements concerning our accounting practices or financial statements. The Committee also conducts meetings to review Iomai’s financial statements prior to its public release of earnings. The Audit Committee charter is posted on the corporate governance section of our website at http://www.iomai.com. The Committee has the authority to engage special legal, accounting or other consultants to advise the Committee. Please also see the Audit Committee Report at page 21, below.

Compensation Committee

Members:	Meetings in 2007: 2
M. James Barrett, Ph.D., Chairman	Actions by Written Consent in 2007: 2
R. Gordon Douglas, M.D.
Thomas Martin Vernon, Jr.

     The Compensation Committee consists entirely of independent directors within the meaning of applicable NASDAQ listing standards. For the period of January 1, 2007 through June 5, 2007, the Compensation Committee consisted of three independent directors: M. James Barrett (Chair), R. Gordon Douglas and Jeff Himawan. On June 5, 2007, Thomas Martin Vernon, Jr. replaced Mr. Himawan on the Committee. The Committee’s primary responsibilities are to address chief executive officer, executive officer, and key employee development, retention, performance, succession planning, and to oversee compensation and benefits matters. It reviews the qualifications of the executive officers and nominates executive officers for appointment by the Board. It reviews and approves compensation policy for Iomai to ensure that our compensation strategy supports organizational objectives and stockholder interests, and considers appropriate companies for compensation comparison purposes. The Committee determines the compensation of the chief executive officer and reviews and approves the compensation of all other executive officers. It also reviews and recommends compensation for members of the Board of Directors. Additionally, the Committee approves and recommends, and suggests material changes to, any employee incentive compensation or retirement plans and any director compensation plans.
     The Compensation Committee has the authority to retain special legal, accounting or other consultants to advise the Committee. The Committee also has the authority to delegate to subcommittees any responsibilities of the full Committee. The Committee solicits input from our chief executive officer on the performance of other executive officers. The Compensation Committee charter is posted on the corporate governance section of our website at http://www.iomai.com.

Corporate Governance Committee

Members:	Meetings in 2007: 1
M. James Barrett, Ph.D., Chairman
Richard Douglas, Ph.D.
F. Weller Meyer

     The Corporate Governance Committee consists entirely of independent directors within the meaning of applicable NASDAQ listing standards. The Corporate Governance Committee is responsible for recommending to the Board policies relating to the conduct of Board affairs. It periodically evaluates the composition of the Board, the contribution of individual directors, and the Board’s effectiveness as a whole. The Committee provides oversight with respect to corporate governance and ethical conduct, and reviews the Company’s ethics and compliance activities under the Company’s Code of Business Conduct and Ethics. For the period of January 1, 2007 to June 5, 2007, our Corporate Governance Committee consisted of four independent directors: M. James Barrett (Chair), Richard Douglas, F. Weller Meyer and Jeff Himawan. On June 5, 2007, Mr. Himawan resigned as a director.
     The Corporate Governance Committee also recommends to our full Board individuals to serve as directors. The Committee recommends to the Board guidelines and criteria for Board membership and reviews with the Board, on a periodic basis, the appropriate skills and characteristics required of Board members in the context of the then current needs of Iomai. The Corporate Governance Committee is responsible for reviewing with the Board the appropriate personal characteristics and professional competencies preferred of board members who are expected to work together as a team to properly oversee our strategies and operations. In general, all directors are expected to possess certain personal characteristics necessary to create a highly functional and collegial board, which include personal and professional integrity; practical wisdom and mature judgment; an inquisitive and objective perspective; and time availability for performing the duties of a director.
     In addition, the board as a group is expected to encompass a range of professional competencies relevant to overseeing our business. These professional competencies include accounting and financial literacy, industry knowledge, medical or scientific knowledge and management experience. Finally, candidates should be enthusiastic about service on our board and working collaboratively with existing board members to create value for all of our stockholders.
     The Corporate Governance Committee does not have a formal policy with regard to the consideration of director candidates recommended by stockholders because it does not believe such a policy is necessary given that no otherwise unaffiliated stockholder has ever recommended a director candidate. If the Committee were to receive a recommendation for a director candidate from a stockholder, however, the Committee expects that it would evaluate such a candidate using the criteria described above for evaluating director candidates brought to its attention through other channels. To submit a recommendation for a nomination, a stockholder may write to the Chairman of the Board, Iomai Corporation, 20 Firstfield Road, Gaithersburg, Maryland 20878.
     In addition, our by-laws permit stockholders to nominate individuals, without any action or recommendation by the Corporate Governance Committee or the Board, for election as directors at an annual stockholder meeting. For a description of this by-law provision, see Additional Information on page 22 of this proxy statement. The charter of the Corporate Governance Committee is posted on the corporate governance section of our website at http://www.iomai.com.
Communications with the Board
     You may contact the Board of Directors or any committee of the Board by writing to Board of Directors (or specified committee), Iomai Corporation, 20 Firstfield Road, Gaithersburg, Maryland 20878, Attention: Chairman of the Board. You should indicate on your correspondence that you are a Iomai stockholder. Communications will be distributed to the Chairman of the Board, the appropriate committee chairman or other members of the Board or executive management, as appropriate, depending on the facts and circumstances stated in the communication received. Executive Management will generally determine the proper response to materials of a commercial nature, which generally will not be forwarded to the Chairman of the Board. Complaints regarding accounting, internal accounting controls, or auditing matters will be forwarded to the Chair of the Audit Committee and complaints involving matters governed by the code of conduct will be forwarded to the Chair of the Corporate Governance Committee.
Indemnification of Officers and Directors
     We indemnify our directors and officers to the fullest extent permitted by law for their acts and omissions in their capacity as a director or officer of Iomai, so that they will serve free from undue concerns for liability for actions taken on behalf of Iomai. This indemnification is required under our corporate charter.

COMPENSATION OF EXECUTIVE OFFICERS
Summary of Compensation of Our Executive Officers
     The following table sets forth information regarding the compensation that we paid to (1) our President and Chief Executive Officer and (2) our two other most highly compensated executive officers, other than our President and Chief Executive Officer, during the years ended December 31, 2006 and December 31, 2007.

							All Other
		Salary	Bonus		Option Awards		Compensation		Total
Name and Principal Position	Year	($)	($)		($)		($)		($)
Stanley C. Erck	2006	346,710	187,223		244,967	(2)	77,144		856,044
Chief Executive Officer	2007	364,100	126,980	(1)	370,462	(3)	77,435	(4)(5)	938,977
Gregory Glenn, M.D.	2006	293,055	101,104		183,470	(2)	21,271		598,900
Chief Scientific Officer	2007	307,800	71,564	(1)	240,868	(3)	21,767	(5)	641,999
Russell P. Wilson	2006	230,790	88,277		124,872	(2)	21,330		465,269
Chief Financial Officer	2007	270,000	67,331	(1)	257,843	(3)	21,767	(5)	616,941

(1)	In light of the company’s cash position, upon Mr. Erck’s recommendation, payment of 100% of his 2007 bonus is deferred until the earlier of (a) Iomai entering into a collaboration agreement or (b) December 31, 2008.

In order to conserve the company’s cash, 75% of the 2007 bonuses for both Dr. Glenn and Mr. Wilson are deferred until the earlier of (a) Iomai entering into a collaboration agreement or (b) December 31, 2008.

(2)	Amount reflects the compensation cost for the year ended December 31, 2006 of the named executive officer's options, calculated in accordance with SFAS 123(R) and using a Black-Scholes-Merton option pricing model, assuming an estimated forfeiture rate of 0%. See the consolidated financial statements included in our annual report on Form 10-K for a discussion of assumptions made by the Company in determining the grant date fair value and compensation costs of our equity awards.

(3)	Amount reflects the compensation cost for the year ended December 31, 2007 of the named executive officer's options, calculated in accordance with SFAS 123(R) and using a Black-Scholes-Merton option pricing model, assuming an estimated forfeiture rate of 0%. See the consolidated financial statements included in our annual report on Form 10-K for a discussion of assumptions made by the Company in determining the grant date fair value and compensation costs of our equity awards.

(4)	Includes $36,000 in reimbursements to Mr. Erck to cover his commuting expenses, grossed up to $61,803 for the payment of taxes. It also includes $2,705 for premiums paid on a $500,000 term life insurance policy for Mr. Erck.

(5)	This compensation is comprised of, among other things, payments of health, life and long-term disability insurance premiums and 401(k) matching contributions for Messrs. Erck, Glenn and Wilson.
     Our compensation package for named executive officers consists of base salary, an annual bonus and long term equity incentives. In light of our stage of development and the importance of achieving our long- and short-term strategic objectives, considerable emphasis has been placed on the annual bonus and long-term equity incentives of the total compensation package. Mr. Erck has an employment agreement providing a minimum base salary. This agreement entitles him to participate in employee benefit and fringe benefit plans and programs made available to executives generally. Additionally, it provides for the reimbursement of reasonable, customary and necessary travel expenses. For our executives, all other compensation items including perquisites comprise a small portion of overall total compensation.

     We grant stock options and other equity-based awards to our executive officers under our 1998 Stock Option Plan, our 1999 Stock Incentive Plan and our 2005 Incentive Plan. In 2006 and 2007, we granted the following options to each of the executive officers named in the Summary Compensation Table:

			Exercise	Date of
		Number of	or Base	Exercisability and
		Securities	Price of	Number of Shares
		Underlying	Option Awards	Exercisable on
Name and Principal Position	Date of Grant	Options (#)	($/Sh)	Each Date
Stanley C. Erck Chief Executive Officer	February 16, 2006	250,000	5.51	February 16, 2007 (62,500) February 16, 2008 (62,500) February 16, 2009 (62,500) February 16, 2010 (62,500)
	March 6, 2007	225,000	4.95	March 6, 2008 (56,250) March 6, 2009 (56,250) March 6, 2010 (56,250) March 6, 2011 (56,250)
	December 28, 2007	50,000	1.04	December 28, 2008 (12,500) December 28, 2009 (12,500) December 28, 2010 (12,500) December 28, 2011 (12,500)
Gregory Glenn, M.D. Chief Scientific Officer	February 16, 2006	125,000	5.51	February 16, 2007 (31,250) February 16, 2008 (31,250) February 16, 2009 (31,250) February 16, 2010 (31,250)
	March 6, 2007	125,000	4.95	March 6, 2008 (31,250) March 6, 2009 (31,250) March 6, 2010 (31,250) March 6, 2011 (31,250)
	December 28, 2007	50,000	1.04	December 28, 2008 (12,500) December 28, 2009 (12,500) December 28, 2010 (12,500) December 28, 2011 (12,500)
Russell P. Wilson Chief Financial Officer	February 16, 2006	125,000	5.51	February 16, 2007 (31,250) February 16, 2008 (31,250) February 16, 2009 (31,250) February 16, 2010 (31,250)
	March 6, 2007	200,000	4.95	March 6, 2008 (50,000) March 6, 2009 (50,000) March 6, 2010 (50,000) March 6, 2011 (50,000)
	December 28, 2007	50,000	1.04	December 28, 2008 (12,500) December 28, 2009 (12,500) December 28, 2010 (12,500) December 28, 2011 (12,500)
     Our stock option program is designed to directly align the long-term financial interests of our executive officers and our stockholders, to assist in the retention of executive officers by providing meaningful ownership interest in Iomai that vests over time, and to encourage our executive officers to think and act like owners of the business. Our policy is to generally make awards with a four-year vesting period. The exercise price for all stock options granted in 2006 and 2007 equaled the fair market value of the common stock on the date of the grant. We did not grant any awards of common stock, other than options, to executive officers in 2006 or 2007.
     We typically grant stock options to new executive officers when they start employment, on an annual basis and upon promotions to positions of greater responsibility. In determining the size of an annual executive grant we consider the position level, the degree to which the executive’s contributions impacted our results in the past year, the importance of the executive’s skills to our future success, the size of the executive’s current equity position, and competitive market benchmarks.

Outstanding Equity Awards at Fiscal Year-End 2007
     The following table shows grants of stock options outstanding on December 31, 2007, the last day of our fiscal year, to each of the executive officers named in the Summary Compensation Table.

			Number of	Number of
			Securities	Securities
			Underlying	Underlying		Option
			Unexercised	Unexercised		Exercise	Option
			Options	Options		Price	Expiration
Name and Principal Position	Plan*	Grant Date	(#) Exercisable	(#) Unexercisable		($)	Date
Stanley C. Erck	1999	January 23, 2003	461,074			0.91	January 23, 2013
Chief Executive Officer	1999	February 26, 2004	69,577	23,192	(1)	0.91	February 26, 2014
	1999	February 17, 2005	46,153	46,153	(2)	0.91	February 17, 2015
	2005	February 16, 2006	62,500	187,500	(3)	5.51	February 16, 2016
	2005	March 6, 2007		225,000	(4)	4.95	March 6, 2017
	2005	December 28, 2007		50,000	(5)	1.04	December 28, 2017
Gregory Glenn, M.D.	1999	January 23, 2003	295,384			0.91	January 23, 2013
Chief Scientific Officer	1999	February 26, 2004	55,384	18,462	(6)	0.91	February 26, 2014
	1999	February 17, 2005	23,076	23,077	(7)	0.91	February 17, 2015
	2005	February 16, 2006	31,250	93,750	(8)	5.51	February 16, 2016
	2005	March 6, 2007		125,000	(9)	4.95	March 6, 2017
	2005	December 28, 2007		50,000	(10)	1.04	December 28, 2017
Russell P. Wilson	1999	January 23, 2003	83,121			0.91	January 23, 2013
Chief Financial Officer	1999	February 26, 2004	12,656	4,219	(11)	0.91	February 26, 2014
	1999	February 17, 2005	11,538	11,538	(12)	0.91	February 17, 2015
	2005	February 16, 2006	31,250	93,750	(13)	5.51	February 26, 2016
	2005	March 6, 2007		200,000	(14)	4.95	March 6, 2017
	2005	December 28, 2007		50,000	(15)	1.04	December 28, 2017

*	The “Plan” column uses the following shorthand: the 1999 Stock Incentive Plan is referred to as “1999” and the 2005 Incentive Plan is referred to as “2005”.

(1)	The option vests with respect to 23,192 additional shares on February 26, 2008; provided Mr. Erck remains employed with us.

(2)	The option vests with respect to 23,076 additional shares on February 17, 2008 and 23,077 additional shares on February 17, 2009; provided Mr. Erck remains employed with us.

(3)	The option vests with respect to 62,500 additional shares on each of February 16, 2008, 2009 and 2010; provided Mr. Erck remains employed with us.

(4)	The option vests with respect to 56,250 additional shares on each of March 6, 2008, 2009, 2010 and 2011; provided Mr. Erck remains employed with us.

(5)	The option vests with respect to 12,500 additional shares on each of December 28, 2008, 2009, 2010 and 2011; provided Mr. Erck remains employed with us.

(6)	The option vests with respect to 18,462 additional shares on February 26, 2008; provided Dr. Glenn remains employed with us.

(7)	The option vests with respect to 11,538 additional shares on February 17, 2008 and 11,539 additional shares on February 17, 2009; provided Dr. Glenn remains employed with us.

(8)	The option vests with respect to 31,250 additional shares on each of February 16, 2008, 2009 and 2010; provided Dr. Glenn remains employed with us.

(9)	The option vests with respect to 31,250 additional shares on each of March 6, 2008, 2009, 2010 and 2011; provided Dr. Glenn remains employed with us.

(10)	The option vests with respect to 12,500 additional shares on each of December 28, 2008, 2009, 2010 and 2011; provided Dr. Glenn remains employed with us.

(11)	The option vests with respect to 4,219 additional shares on February 26, 2008; provided Mr. Wilson remains employed with us.

(12)	The option vests with respect to 5,769 additional shares on each of February 17, 2008 and 2009; provided Mr. Wilson remains employed with us.

(13)	The option vests with respect to 31,250 additional shares on each of February 16, 2008, 2009 and 2010; provided Mr. Wilson remains employed with us.

(14)	The option vests with respect to 50,000 additional shares on each of March 6, 2008, 2009, 2010 and 2011; provided Mr. Wilson remains employed with us.

(15)	The option vests with respect to 12,500 additional shares on each of December 28, 2008, 2009, 2010 and 2011; provided Mr. Wilson remains employed with us.
Potential Payments Upon Termination or Change of Control
     We have entered into certain agreements and maintain certain plans that may require us to make certain payments and/or provide certain benefits to the executive officers named in the Summary Compensation Table in the event of a termination of employment or a change of control. The following tables summarize the potential payments to each named executive officer assuming that the triggering event occurred on December 31, 2007, the last day of our fiscal year. We have assumed a price per share of our common stock of $1.03, which was the closing price of our stock on December 31, 2007, the last trading day of the year.
     Our Chief Executive Officer
     Under Mr. Erck’s employment agreement, if there is a change of control as defined in the agreement and we terminate Mr. Erck without Cause or if he terminates his employment for Good Reason, he is entitled to a cash payment equal to twice (A) his then current annual base compensation, plus (B) the higher of his target incentive bonus for that year or his actual incentive bonus. Mr. Erck also is entitled to coverage under our medical plans for twelve months following the date of termination. The company also will continue, for twelve months following his termination, to pay the premiums under the company’s health and/or dental plans for him and his dependents. In addition, in the event of a change of control, a termination by the company for other than Cause or a termination by Mr. Erck for Good Reason, all of his unvested options immediately vest and become exercisable.
     Under Mr. Erck’s employment agreement, “Good Reason” means the occurrence of any of the following events:
(1)	a material reduction in authority or areas of responsibility;

(2)	his base compensation is reduced by an amount greater than five percent his base compensation prior to such reduction; or

(3)	he ceases to be a member of the Board of Directors for any reason other than for Cause.
     Under Mr. Erck’s employment agreement, “Cause” means:
(1)	a willful failure by Mr. Erck to substantially perform his duties and responsibilities in accordance with his employment agreement, other than a failure resulting from his complete or partial incapacity due to physical or mental illness or impairment;

(2)	a willful act by Mr. Erck which constitutes personal dishonesty, incompetence, gross misconduct or breach of fiduciary duty involving personal profit or fraud which in each instance is materially injurious to Iomai;

(3)	a willful violation of any law, rule or regulation or any final cease-and-desist order relating to the operation of the business of Iomai;

(4)	a conviction of, or a plea of “guilty” or “no contest” to, a felony or a crime involving moral turpitude; or

(5)	a breach by Mr. Erck of his representations and covenants set forth in his employment agreement.

Termination in
Connection with a Change
of Control, or
Termination without
Cause or with Good
Executive Benefits and Payments upon Termination	Reason
Base Salary	$728,200
Highest Target Cash Incentive Bonus	$327,690
Number of Previously Unvested Stock Options that Immediately Vest, and their Value upon Termination	531,845 shares at $8,321
Perquisites and Other Personal Benefits:
Health Care	$6,140
Accrued Vacation Pay	$56,015
Total:	$1,126,367

*	We used the following assumptions to calculate these payments:
•	We valued stock options using the closing price of our common stock on the NASDAQ on December 31, 2007, which was $1.03 per share, utilizing the same assumptions that we utilize under SFAS 123(R) for our financial reporting.

•	We assumed in each case that termination is not for cause, the executive does not violate his non-competition or non-solicitation agreements with us following termination, the executive does not receive medical and life insurance coverage from another employer within one year of termination or change of control (or, in the case of a termination absent a change in control, within the remaining term of the agreement, if longer) and the executive does not incur legal fees requiring reimbursement from us.

•	We used the same assumptions for health care benefits that we used for our financial reporting under generally accepted accounting principles.

•	We included the estimated present value of accelerating any award of stock options that is accelerated upon a termination of employment or termination of employment and change of control. On the case of a termination and change of control, we assumed that all such awards would be cashed out at closing. See the table titled “Outstanding Equity Awards at Fiscal Year-End 2007” for information regarding unvested equity awards.

•	We assumed 40 days of accrued vacation for Mr. Erck based on the number of days he had available on December 31, 2007.
     Our Other Executive Officers
     We have also entered into change of control agreements with Messrs. Glenn and Wilson as of December 1, 2005 that provide that if, after a change of control as defined in their respective agreements, such officer is terminated without Cause or if such officer terminates his employment for Good Reason, each of them is entitled to a cash payment equal to his then current annual base salary, plus the higher of his target incentive bonus for that year or his actual incentive bonus, as well as coverage under our medical plans for twelve months following the date of termination. In addition, any unvested employee stock options granted to either of them after their respective agreements became effective shall immediately vest and become exercisable. The definition of “change of control” for the purposes of these agreements includes, among other things, the acquisition by an individual, entity or group of 40% or more of either our then outstanding common stock or the combined voting power of our outstanding securities.

	Termination in Connection with a Change of Control,
	or Termination without Cause or with Good Reason
Executive Benefits and Payments upon Termination	Dr. Glenn	Mr. Wilson
Base Salary	$307,800	$270,000
Highest Target Cash Incentive Bonus	$92,340	$81,000
Number of Previously Unvested Stock Options that Immediately Vest, and their Value upon Termination	310,289 shares at $4,985	359,507 shares at $1,891
Perquisites and Other Personal Benefits:
Health Care	$17,189	$17,189
Accrued Vacation Pay	$44,986	$25,442
Total:	$467,300	$395,523

*	We used the following assumptions to calculate these payments:
•	We valued stock options using the closing price of our common stock on the NASDAQ on December 31, 2007, which was $1.03 per share, utilizing the same assumptions that we utilize under SFAS 123(R) for our financial reporting.

•	We assumed in each case that termination is not for cause, the executive does not violate his non-competition or non-solicitation agreements with us following termination, the executive does not receive medical and life insurance coverage from another employer within one year of termination or change of control (or, in the case of a termination absent a change in control, within the remaining term of the agreement, if longer) and the executive does not incur legal fees requiring reimbursement from us.

•	We used the same assumptions for health care benefits that we used for our financial reporting under generally accepted accounting principles.

•	We included the estimated present value of accelerating any award of stock options that is accelerated upon a termination of employment or termination of employment and change of control. On the case of a termination and change of control, we assumed that all such awards would be cashed out at closing. See the table titled “Outstanding Equity Awards at Fiscal Year-End 2007” for information regarding unvested equity awards.

•	We assumed 38 days of accrued vacation for Dr. Glenn and 24.5 days of accrued vacation for Mr. Wilson based on the number of days each had available on December 31, 2007.
     Change of Control Arrangements Under Our 2005 Incentive Plan
     Under our 2005 Incentive Plan, in the event of a termination of our outstanding options in connection with a corporate transaction, where outstanding options are not assumed or substituted, all outstanding options become fully exercisable immediately prior to their termination.
     Under our 2005 Incentive Plan, a “change of control” occurs upon a change in beneficial ownership of 40% or more of our outstanding common stock, a change in the composition of our Board whereby our Board members from November 17, 2005 (or their replacements) no longer constitute a majority of our Board, the consummation of a merger, the liquidation or dissolution of Iomai or a sale of our assets.
DIRECTOR COMPENSATION
Director Compensation Policy
     Each director who is not an employee is eligible to receive compensation from us for his services as a member of our Board of Directors or any of its standing committees. Each such non-employee director will be entitled to receive:
•	a quarterly retainer of $5,000 for serving on our Board of Directors;

•	an annual retainer of $1,000 for serving as a member of any committee of our Board of Directors;

•	an additional retainer of $1,500 for serving as a chairperson of the Corporate Governance or Compensation Committee of our Board of Directors and an additional retainer of $4,000 for serving as a chairperson of the Audit Committee;

•	an option to purchase 10,000 shares of our common stock following each annual stockholders meeting. These options vest in increments of 25% of the underlying shares on every anniversary. However, 100% of the underlying shares vest upon a change of control of our company; and

•	reimbursement for reasonable expenses incurred in attending meetings of our Board of Directors and committees of our Board of Directors.
     The following table sets forth a summary of the compensation earned by our directors and/or paid to certain of our directors in fiscal-year 2007 pursuant to certain agreements we have with them.

		Option Awards	Total
Name	Fees Earned ($)	($)(1)	($)
M. James Barrett	25,000	8,850	33,850
Jeff Himawan(2)	9,350	6,974	16,324
R. Gordon Douglas	22,000	15,933	37,933
Richard Douglas	22,000	15,933	37,933
Thomas Martin Vernon	20,572	8,645	29,217
F. Weller Meyer	26,000	8,645	34,645

(1)	Amount reflects the compensation cost for the year ended December 31, 2007 of the directors' options, calculated in accordance with SFAS 123(R) and using a Black-Scholes-Merton option pricing model. See the consolidated financial statements included in our annual report on Form 10-K for a discussion of assumptions made by the Company in determining the grant date fair value and compensation costs of our equity awards.

(2)	Directorship ended June 5, 2007.

PRINCIPAL STOCKHOLDERS
     The following table sets forth information regarding beneficial ownership of common stock as of March 26, 2008 by: (i) selected executive officers and all of our directors and (ii) any entity who, to our knowledge, owns 5% or more of the common stock on an as-converted basis. Unless otherwise indicated, the address for each of the following stockholders is c/o Iomai Corporation, 20 Firstfield Road, Gaithersburg, Maryland 20878, telephone (301) 556-4500; facsimile (301) 556-4501.
     Beneficial ownership is determined in accordance with the rules and regulations of the United States Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within sixty (60) days of March 26, 2008 are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite that stockholders’ name.

	Number of Shares	Percent of Shares
	Beneficially	Beneficially
Name	Owned (1)	Owned (%)
Directors and Executive Officers:
Stanley C. Erck(2)	804,322	3.1
Gregory M. Glenn, M.D.(3)	569,479	2.2
Russell P. Wilson(4)	229,803	*
M. James Barrett, Ph.D.(5) 20451 Seneca Meadows Parkway Germantown, MD 20876	6,977,331	26.7
R. Gordon Douglas, M.D.(6) 265 Old Black Point Road Niantic, CT 06357	26,153	*
Richard Douglas, Ph.D.(7) 500 Kendall Street Cambridge, MA 02142	29,614	*
Thomas M. Vernon 2134 Spring Street Palo Alto, CA 94301	6,500	*
F. Weller Meyer 7600 Leesburg Pike, East Building, Suite 200 Falls Church, VA 22043	52,500	*
All directors and executive officers as a group (8 persons)	8,695,702	31.4
Five percent stockholders:
Entities affiliated with New Enterprise Associates(8) 1119 St. Paul Street Baltimore, MD 21202	6,972,331	26.7
Essex Woodlands Health Ventures(9) 435 Tasso Street Palo Alto, CA 94301	2,802,687	11.0
Gruber and McBaine Capital Management(10)	2,165,120	8.4
Visium Asset Management, LP(11)	1,579,053	6.1

*	Represents beneficial ownership of less than one percent of our outstanding common stock.

(1)	Options are calculated on an as exercised basis.

(2)	Includes 25,000 shares of common stock held by Mr. Erck and 779,322 shares of common stock issuable to Mr. Erck upon the exercise of options vested as of 60 days following March 26, 2008.

(3)	Includes 71,885 shares of common stock held by Dr. Glenn and 497,594 shares of common stock issuable to Dr. Glenn upon the exercise of options vested as of 60 days following March 26, 2008.

(4)	Includes 11,000 shares of common stock held by Mr. Wilson and 218,803 shares of common stock issuable to Mr. Wilson upon the exercise of options vested as of 60 days following March 26, 2008.

(5)	Includes 5,000 shares of common stock issuable to Dr. Barrett upon the exercise of options vested as of 60 days following March 26, 2008, 6,417,186 shares of common stock and warrants to purchase 550,535 shares of common stock exercisable within 60 days of March 26, 2008, held by New Enterprise Associates 10, Limited Partnership (as reported in the Schedule 13D/A filed by New Enterprise Associates 10, Limited Partnership on March 12, 2007), and 4,610 shares of common stock held by NEA Ventures 2002, Limited Partnership (as reported by NEA Ventures 2002, Limited Partnership on February 8, 2007).

(6)	Includes 26,153 shares of common stock issuable to Dr. G. Douglas upon the exercise of options vested as of 60 days following March 26, 2008.

(7)	Includes 3,461 shares of common stock held by Dr. R. Douglas and 26,153 shares of common stock issuable to Dr. R. Douglas upon the exercise of options vested as of 60 days following March 26, 2008.

(8)	Includes 6,417,186 shares of common stock and warrants to purchase 550,535 shares of common stock exercisable within 60 days of March 26, 2008, held by New Enterprise Associates 10, Limited Partnership (as reported in the Schedule 13D/A filed by New Enterprise Associates 10, Limited Partnership on March 12, 2007), and 4,610 shares of common stock held by NEA Ventures 2002, Limited Partnership (as reported by NEA Ventures 2002, Limited Partnership on February 8, 2007).

(9)	Includes 2,802,687 shares of common stock held by Essex Woodlands Health Ventures V, L.P. (as reported in the Schedule 13D filed by Essex Woodlands Health Ventures V, L.P. on November 17, 2006).

(10)	Includes 1,710,911 shares of common stock held by Gruber and McBaine Capital Management, LLC, 138,254 shares of common stock held by Jon D. Gruder, and 175,955 shares of common stock held by J. Patterson McBaine (as reported in the Schedule 13G filed by Gruber and McBaine Capital Management, LLC on January 29, 2008), and warrants to purchase 140,000 shares of common stock exercisable within 60 days of March 26, 2008.

(11)	Includes 1,404,053 shares of common stock held by Visium Asset Management, L.P. (as reported in the Schedule 13G filed by Visium Asset Management, L.P. on February 14, 2008), and warrants to purchase 175,000 shares of common stock exercisable within 60 days of March 26, 2008.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Our executive officers, directors and 10% stockholders are required under Section 16(a) of the Securities Exchange Act of 1934, as amended, to file reports of ownership and changes in ownership of our securities with the Securities and Exchange Commission.
     Based solely on a review of the copies of reports furnished to us, we believe that during our 2007 fiscal year, our directors, executive officers and 10% stockholders complied with all applicable Section 16(a) filing requirements, except: (1) a Form 4 for Dr. Vernon was not timely filed to report a June 18, 2007 purchase of 1,000 shares of common stock; (2) a Form 4 for Dr. Vernon was not timely filed to report a November 20, 2007 purchase of 2,000 shares of common stock; and (3) Form 4s for Mr. Erck, Dr. Glenn and Mr. Wilson were not timely filed to report December 28, 2007 grants of stock options. Corrective filings have since been made. The above Forms 4 were filed with the Securities and Exchange Commission, but were not filed within the two day time period provided for in Section 16(a).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Related Party Transactions
Sale of Series B preferred stock by Elan
     On November 4, 2005, Elan International Services, Ltd., a wholly owned subsidiary of Elan, or EIS, provided us and certain of the holders of our Series C Preferred Stock with notice that it entered into an agreement to transfer all 14,734,578 shares of our Series B Preferred Stock held by EIS. We and certain of the holders of our Series C Preferred Stock held a contractual right of first refusal with respect to this proposed sale of Series B Preferred Stock by EIS. We did not exercise our right of first refusal, but certain holders of more than five percent of our Series C Preferred Stock exercised their rights of first refusal to purchase the number of shares of Series B Preferred Stock in the table below at a purchase price of $0.2375 per share, or $3.0875 for each share of common stock into which a share of Series B Preferred Stock was converted in connection with our IPO. The purchase was completed on January 5, 2006. The total purchase price paid by all participating holders of our Series C Preferred Stock for all 14,734,578 shares of our Series B Preferred Stock sold by EIS was $3.5 million. This price had been negotiated by EIS and an unrelated third party in October 2005, and, under the terms of the Iomai Stockholders Agreement, dated December 4, 2002, EIS was required to offer these shares to certain holders of our Series C Preferred Stock at the same price. In conjunction with the consummation of our IPO, all shares of Series B Preferred Stock were converted into 1,133,424 shares of common stock.

Investor	Series B Preferred Stock
Entities affiliated with directors
Entities affiliated with New Enterprise Associates (1)	5,586,306
Essex Woodlands Health Ventures (2)	1,865,398
MedImmune Ventures, Inc. (3)	1,865,398
Five percent stockholders
Entities affiliated with Technology Partners (4)	2,238,475
Entities affiliated with ProQuest (4)	1,865,396

(1)	Dr. Barrett is a general partner of New Enterprise Associates.

(2)	Dr. Himawan is a managing director of Essex Woodlands Health Ventures and was a director at the time of the transaction.

(3)	Dr. Young was President, Research and Development at MedImmune, Inc. and a director at the time of the transaction; MedImmune, Inc. was purchased by AstraZeneca in June 2007.

(4)	Currently not a five percent stockholder, but was a five percent stockholder at the time of the transaction.

PROPOSAL 2 — AMEND OUR 2005 INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES AUTHORIZED
FOR ISSUANCE

The Board, subject to stockholder approval, has approved an amendment to our 2005 Incentive Plan. The Board of Directors recommends a vote FOR this proposal.

     The Board of Directors has adopted, subject to stockholder approval, an amendment to our 2005 Incentive Plan (the “Plan”), to increase the number of shares of Iomai common stock reserved for purchase under the Purchase Plan from 2,740,000 shares to 3,740,000 shares. This summary of the proposed amendment and the summary of the Plan are qualified in their entirety by reference to the full text set forth in our 2005 Incentive Plan which is included as Appendix A to this proxy statement.
Summary of the Existing 2005 Incentive Plan
     The purpose of the Plan is to advance the interests of the Company by providing stock-based and other incentive awards to our key employees, directors, consultants and advisors.
     The Plan provides for the grant of both incentive and nonstatutory stock options, stock appreciation rights, restricted stock awards, unrestricted stock awards, stock units, performance awards, cash awards or other awards convertible into common stock. As of March 26, 2008, under the Plan there were:
•	2,740,000 shares of our common stock authorized for issuance;

•	2,671,011 shares of our common stock subject to outstanding options; and

•	68,989 shares of our common stock available for future awards under the Plan.
     The shares are subject to adjustment for stock splits, stock dividends and certain transactions affecting our capital stock. As of March 26, 2008, approximately 110 employees were eligible for grants under the Plan. The Plan will expire on November 16, 2015. The closing price of our common stock on March 26, 2008 was $1.61 per share, as reported by the NASDAQ.
Administration and Eligibility
     Our Compensation Committee administers our 2005 Incentive Plan and determines the terms and conditions of each award, including:
•	the number of underlying shares;

•	the vesting schedule;

•	the duration; and

•	the form of payment of the exercise price.
     For option grants to employees who are not officers, the Compensation Committee may approve an aggregate amount and delegate authority to one or more of the officers to allocate individual grants.
     The per share exercise price of an award requiring exercise is not less than the fair market value of a share of our common stock on the date of grant. In any calendar year, our Compensation Committee may not grant to any person:
•	options or stock appreciation rights representing more than 780,000 shares of our common stock;

•	other awards representing more than 140,000 shares of our common stock; or,

•	cash awards greater than $2,000,000.
     These limits are subject to adjustment for changes in our structure or capitalization that affect the number of outstanding shares of our common stock.
     We make awards to our directors, employees and consultants based upon their anticipated contribution to the achievement of our objectives and other relevant matters. Because future awards will be within the discretion of our Compensation Committee (and of our executive officers with respect to grants to employees who are not officers), it is not possible to predict to whom future awards will be granted under the plan or the number of shares underlying any award.

New Plan Benefits
     If the amendment to the Plan is approved, the number of options that will be received by or allocated to the named Executive Officers (as defined under “Executive Compensation”), all current executive officers as a group, all current directors who are not executive officers as a group and all current employees who are not executive officers as a group, is not determinable at this time. Therefore, the following table sets forth the benefits which would have been received or allocated in 2007 by the persons and groups listed below with respect to the amended 2005 Incentive Plan based on: (i) the market value of the options to purchase common stock issued during 2007, based on a closing price of $1.61 per share on the NASDAQ on March 26, 2008, minus the exercise price of such options; and (ii) the number of options to purchase shares of common stock issued under the Plan for the fiscal year ended December 31, 2007.
2005 Incentive Plan

	Dollar Value	Number of Options
Name and Position	($)	(#)
Stanley C. Erck	0	225,000	(1)
Director, President, Chief Executive Officer and Treasurer	28,500	50,000	(2)
Gregory Glenn, M.D.	0	125,000	(1)
Senior Vice President and Chief Scientific Officer	28,500	50,000	(2)
Russell P. Wilson	0	200,000	(1)
Senior Vice President, Chief Financial Officer and General Counsel	28,500	50,000	(2)
Executive Group	85,500	700,000	(1) (2)
Non-Executive Director Group	0	50,000	(3)
Non-Executive Officer Employee Group	128,535	633,500	(4)

(1)	Represents the number of options to purchase shares of common stock issued under the Plan on March 6, 2007 with an exercise price of $4.95 per share.

(2)	Represents the number of options to purchase shares of common stock issued under the Plan on December 28, 2007 with an exercise price of $1.04 per share.

(3)	Represents the number of options to purchase shares of common stock issued under the Plan on June 5, 2007 with an exercise price of $2.20 per share.

(4)	Represents the following options to purchase shares of common stock issued under the Plan on the following dates with the following exercise prices.

Number of Options	Date of Issue	Exercise Price/Share
10,500	January 26, 2007	5.74
248,500	March 6, 2007	4.95
19,500	April 9, 2007	4.64
48,500	June 13, 2007	2.08
22,000	August 3, 2007	1.72
19,500	September 7, 2007	1.85
13,500	October 5, 2007	1.89
13,000	November 2, 2007	1.80
28,500	December 7, 2007	1.30
210,000	December 28, 2007	1.04
Federal Income Tax Consequences Relating to our 2005 Incentive Plan
     The following is a brief summary of the principal federal income tax consequences related to options to be awarded under the plan. This summary is based on our understanding of current federal income tax law and regulations. The summary does not purport to be complete or applicable to every specific situation.
     Nonstatutory stock options. An optionee does not realize taxable income when a nonstatutory option is granted. When the option is exercised, the optionee recognizes ordinary income (subject to withholding if the optionee is an employee) in an amount equal to the difference between the amount paid for the shares and the fair market value of the shares on the date of exercise. Subject to certain limitations of the Internal Revenue Code, we are allowed a tax deduction for the same amount. When the shares are disposed of, any additional gain or loss is treated as short-term or long-term capital gain or loss, depending on the holder’s holding period in the shares. We are not allowed any additional tax deduction. Special rules may apply if the exercise price is paid by tendering our stock.

     Incentive stock options. An optionee does not realize taxable income when an incentive stock option is granted or, except as discussed in the next paragraph, exercised. A taxable event occurs when the shares are disposed of. The tax treatment depends on how long the shares are held before the disposition. When shares that have been held for two years from the date of grant and one year from the date of exercise are disposed of, any amount realized in excess of the amount paid for the shares will be taxed to the optionee as long-term capital gain and any loss will be a long-term capital loss. We are not allowed a tax deduction for the amount realized by the optionee. If an optionee disposes of the shares before meeting the one-year and two-year holding periods, the disposition constitutes a “disqualifying disposition,” and an amount equal to the excess (if any) of the fair market value of the shares at the time of exercise (or, if less, the amount realized on a sale of shares to an unrelated party), over the amount paid for the shares is taxed to the optionee as ordinary income. Subject to certain limitations of the Internal Revenue Code, we are allowed a tax deduction for the income realized by an optionee in a disqualifying disposition. Any further gain recognized will be short-term or long-term capital gain and will not result in any deduction for us. Special rules may apply if the exercise price is paid by tendering our stock.
     Under the so-called “golden parachute” provision of the Internal Revenue Code, the vesting or accelerated exercisability of awards in connection with a change in control of the Company may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change in control, in excess of certain limits. If these limits are exceeded, a substantial portion of amounts payable to the participant, including income recognized by reason of the grant, vesting or exercise of awards under the plan, may be subject to an additional 20% federal tax and may not be deductible to the Company.
     The excess of the fair market value of the option shares on the date of exercise of an incentive stock option over the exercise price will be included in alternative minimum taxable income for the purpose of calculating the optionee’s alternative minimum tax (AMT) in the year of exercise. AMT is based on the amount of the taxpayer’s alternative minimum taxable income that exceeds an exemption amount. Alternative minimum taxable income is the taxpayer’s taxable income with adjustments to reflect special tax treatment of certain items (including incentive stock options). The taxpayer is required to pay the higher of the regular income tax or AMT. For purposes of computing AMT in the year the stock is sold, any gain on the sale is reduced by the amount included in alternative minimum taxable income in the year of exercise. If a taxpayer is required to pay AMT as a result of the exercise of an incentive stock option, the taxpayer may be able to credit a portion of AMT against regular tax liability in later years. A disqualifying disposition in the year of exercise will generally avoid the AMT consequences of exercise of an incentive stock option.
     Awards under the plan are intended either to be exempt from the rules of Section 409A of the Internal Revenue Code or to satisfy those rules and shall be construed accordingly. However, the Company will not be liable to any participant or other holder of an award with respect to any award-related adverse tax consequences arising under Section 409A or any other provision of the Internal Revenue Code.
     The foregoing discussion is not a complete description of the federal income tax aspects of options to be granted under the plan. In addition, administrative and judicial interpretations of the application of the federal income tax laws are subject to change. Furthermore, the foregoing discussion does not address state or local tax, federal employment tax, or other federal tax consequences that may be associated with the plan.
Vote Required
     To approve Proposal 2, stockholders holding a majority of Iomai common stock present or represented by proxy at the meeting and entitled to vote on this matter must vote FOR the Proposal. If your shares are held by your broker in “street name” and if you do not vote your shares, your brokerage firm does not have the authority to vote your unvoted shares held by the firm on Proposal 2 and there will be no effect on the vote because these “broker non-votes” are not considered present or represented at the meeting and voting on the matter. If you vote to ABSTAIN on Proposal 2, your shares will not be voted in favor of the Proposal, and will have the same effect as a vote against the Proposal.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     The firm of Ernst & Young LLP, an independent registered public accounting firm, has audited our accounts since 2001 and has been hired to conduct our quarterly review for 2008. Representatives of Ernst & Young LLP are expected to attend the annual meeting to respond to appropriate questions, and will have the opportunity to make a statement if they desire.
Audit Fees
     Fees incurred by us for professional services rendered by Ernst & Young LLP for the audit of the annual financial statements, and of management’s assessment of, and the effective operation of, internal control over financial reporting, included in our Annual Report on Form 10-K, for the reviews of the consolidated financial statements for comfort letters, consents and review of registration statements were $219,289 for 2006 and $263,089 for 2007.
Audit-Related Fees
     Fees paid to Ernst & Young LLP for the audit-related services were $0 for 2006 and $38,775 for 2007. These fees are primarily related to assistance with Sarbanes-Oxley compliance-related matters.
Tax Fees
     Fees paid to Ernst & Young LLP associated with tax compliance and tax consultation were $19,200 for 2006 and $21,350 for 2007.
All Other Fees
     We paid no other fees to Ernst & Young LLP for 2006 and 2007.
     The Audit Committee’s policy is to approve all audit and non-audit services provided by our independent auditor prior to the commencement of the services using a combination of pre-approvals for certain engagements up to predetermined dollar thresholds in accordance with the pre-approval policy and specific approvals for certain engagements on a case-by-case basis. The Audit Committee has delegated authority to the committee chair to pre-approve between committee meetings services that have not already been pre-approved by the committee. The chair is required to report any such pre-approval decisions to the full committee at its next scheduled meeting. In 2006 and 2007, 100% of the audit-related, tax and other fees described above were approved by the Audit Committee.
REPORT OF THE AUDIT COMMITTEE
     The Audit Committee of the Board of Directors consists entirely of independent directors who are not officers or employees of Iomai. The Board of Directors has adopted a written charter for the Audit Committee, the current version of which is available on our website at http://www.iomai.com.
     In the course of its oversight of our financial reporting process, the Audit Committee of the Board of Directors has (1) reviewed and discussed with management our audited financial statements for the fiscal year ended December 31, 2007, (2) discussed with Ernst & Young LLP, our independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, Professional Standards, and (3) received the written disclosures and the letter from the auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, discussed with the auditors their independence, and considered whether the provision of permissible nonaudit services by the auditors is compatible with maintaining their independence.
     Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

By the Audit Committee, F. Weller Meyer, Chair R. Gordon Douglas Richard Douglas

ADDITIONAL INFORMATION
Stockholder Proposals for 2009 Annual Meeting
     Proposals to be included in the proxy statement. Under SEC rules, if a stockholder wants us to include a proposal in our proxy statement and form of proxy for presentation at our 2009 Annual Meeting of Stockholders, the proposal must be received by us, attention: Chairman of the Board, at our principal executive offices by December 5, 2008.
     Other proposals (not to be included in the proxy statement). Under our by-laws a stockholder must follow certain procedures to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. Among other requirements, these procedures require any nomination or proposed item of business to be submitted in writing to our Chairman of the Board at our principal executive offices. Assuming our 2009 Annual Meeting of Stockholders is not more than 30 days before or 30 days after May 14, 2009, if you wish to bring business before the 2009 Annual Meeting, you must give us written notice by February 28, 2009.
     However, if at least 60 days’ notice or prior public disclosure of the date of the 2009 Annual Meeting is given or made and the date of the 2009 Annual Meeting is not within 30 days before or after May 14, 2009, notice by the stockholder must be received no later than March 30, 2009. If less than 60 days’ notice or prior public disclosure of the date of the 2009 Annual Meeting is given or made and the date of the 2009 Annual Meeting is not within 30 days before or after May 14, 2009, notice by the stockholder must be received no later that 15 days after the date Iomai sends notice of the 2009 Annual Meeting. If a stockholder fails to provide timely notice of a proposal to be presented at the 2009 Annual Meeting, the proxies designated by the Board of Directors will have discretionary authority to vote on the proposal.
Householding of Meeting Materials
     Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly provide a separate copy of either document to you if you contact Investor Relations at Iomai Corporation, 20 Firstfield Road, Gaithersburg, Maryland 20878, or telephone Investor Relations at (301) 556-4478. If you want to receive separate copies of the annual report and proxy statement in the future or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holders, or you may contact us.
Website References
     No material on our website is part of this proxy statement.

APPENDIX A:
2005 INCENTIVE PLAN
1. DEFINED TERMS
          Exhibit A, which is incorporated by reference, defines the terms used in the Plan and sets forth certain operational rules related to those terms.
2. PURPOSE
          The Plan has been established to advance the interests of the Company by providing for the grant to Participants of Stock-based and other incentive Awards.
3. ADMINISTRATION
          The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; prescribe forms, rules and procedures; and otherwise do all things necessary to carry out the purposes of the Plan. In the case of any Award intended to be eligible for the performance-based compensation exception under Section 162(m), the Administrator will exercise its discretion consistent with qualifying the Award for that exception. Determinations of the Administrator made under the Plan will be conclusive and will bind all parties.
4. LIMITS ON AWARDS UNDER THE PLAN
     (a) Number of Shares. A maximum of to 2,740,0001 shares of Stock may be delivered in satisfaction of Awards under the Plan. The number of shares of Stock delivered in satisfaction of Awards shall, for purposes of the preceding sentence, be determined net of shares of Stock withheld by the Company in payment of the exercise price of the Award or in satisfaction of tax withholding requirements with respect to the Award. The limit set forth in this Section 4(a) shall be construed to comply with Section 422 of the Code and regulations thereunder. To the extent consistent with the requirements of Section 422 of the Code and regulations thereunder, and with other applicable legal requirements (including applicable listing requirements), Stock issued under awards of an acquired company that are converted, replaced, or adjusted in connection with the acquisition shall not reduce the number of shares available for Awards under the Plan.
     (b) Type of Shares. Stock delivered by the Company under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company. No fractional shares of Stock will be delivered under the Plan.
     (c) Section 162(m) Limits. The maximum number of shares of Stock for which Stock Options may be granted to any person in any calendar year and the maximum number of shares of Stock subject to SARs granted to any person in any calendar year will each be 780,000. The maximum number of shares subject to other Awards granted to any person in any calendar year will be 140,000 shares. The maximum amount payable to any person in any year under Cash Awards will be $2 million. The foregoing provisions will be construed in a manner consistent with Section 162(m).
5. ELIGIBILITY AND PARTICIPATION
          The Administrator will select Participants from among those key Employees and directors of, and consultants and advisors to, the Company or its Affiliates who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of the Company and its Affiliates. Eligibility for ISOs is limited to employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code.
6. RULES APPLICABLE TO AWARDS
     (a) All Awards
     (1) Award Provisions. The Administrator will determine the terms of all Awards, subject to the limitations provided herein. By

[1]	If the stockholders approve Amendment No. 3 to the Iomai Corporation 2005 Incentive Plan, the number of shares of Stock that may be delivered in satisfaction of Awards under the Plan will increase from to 2,740,000 shares to 3,740,000 shares.

accepting any Award granted hereunder, the Participant agrees to the terms of the Award and the Plan. Notwithstanding any provision of this Plan to the contrary, awards of an acquired company that are converted, replaced or adjusted in connection with the acquisition may contain terms and conditions that are inconsistent with the terms and conditions specified herein, as determined by the Administrator.
     (2) Term of Plan. No Awards may be made after November 16, 2015, but previously granted Awards may continue beyond that date in accordance with their terms.
     (3) Transferability. Neither ISOs nor, except as the Administrator otherwise expressly provides, other Awards may be transferred other than by will or by the laws of descent and distribution, and during a Participant’s lifetime. ISOs (and, except as the Administrator otherwise expressly provides, other non-transferable Awards requiring exercise) may be exercised only by the Participant.
     (4) Vesting, Etc. The Administrator may determine the time or times at which an Award will vest or become exercisable and the terms on which an Award requiring exercise will remain exercisable. Without limiting the foregoing, the Administrator may at any time accelerate the vesting or exercisability of an Award, regardless of any adverse or potentially adverse tax consequences resulting from such acceleration. Unless the Administrator expressly provides otherwise, however, the following rules will apply: immediately upon the cessation of the Participant’s Employment, each Award requiring exercise that is then held by the Participant or by the Participant’s permitted transferees, if any, will cease to be exercisable and will terminate, and all other Awards that are then held by the Participant or by the Participant’s permitted transferees, if any, to the extent not already vested will be forfeited, except that:
          (A) subject to (B), (C) and (D) below, all Stock Options and SARs held by the Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of three months or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon terminate;
          (B) all Stock Options and SARs held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the Participant’s death, to the extent then exercisable, will remain exercisable for the lesser of (i) the one year period ending with the first anniversary of the Participant’s death or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon terminate;
          (C) all Stock Options and SARs held by a Participant or the Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment will immediately terminate upon such cessation if the Administrator in its sole discretion determines that such cessation of Employment has resulted for reasons which cast such discredit on the Participant as to justify immediate termination of the Award; and
          (D) all Stock Options and SARs held by a Non-Employee Director Participant or such Participant’s permitted transferees, if any, immediately prior to the cessation of the Participant’s Employment, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of one year or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(4), and will thereupon terminate.
     (5) Taxes. The Administrator will make such provision for the withholding of taxes as it deems necessary. The Administrator may, but need not, hold back shares of Stock from an Award or permit a Participant to tender previously owned shares of Stock in satisfaction of tax withholding requirements (but not in excess of the minimum withholding required by law).
     (6) Dividend Equivalents, Etc. The Administrator may provide for the payment of amounts in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award.
     (7) Rights Limited. Nothing in the Plan will be construed as giving any person the right to continued employment or service with the Company or its Affiliates, or any rights as a stockholder except as to shares of Stock actually issued under the Plan. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of Employment for any reason, even if the termination is in violation of an obligation of the Company or Affiliate to the Participant.
     (8) Section 162(m). This Section 6(a)(8) applies to any Performance Award intended to qualify as performance-based for the purposes of Section 162(m) other than a Stock Option or SAR. In the case of any Performance Award to which this Section 6(a)(8) applies, the Plan and such Award will be construed to the maximum extent permitted by law in a manner consistent with qualifying the Award for such exception. With respect to such Performance Awards, the Administrator will preestablish, in writing, one or more specific Performance Criteria no later than 90 days after the commencement of the period of service to which the performance relates (or at such earlier time as is required to qualify the Award as performance-based under Section 162(m)). Prior to grant, vesting or payment of the Performance Award, as the case may be, the Administrator will certify whether the applicable Performance Criteria have been attained and such determination will be final and conclusive. No Performance Award to which this Section 6(a)(8) applies may be granted after the first meeting of the stockholders of the Company held in 2010 until the listed performance measures set forth in the definition of “Performance Criteria” (as originally approved or as subsequently amended) have been resubmitted to and reapproved by the stockholders of the Company in accordance with the requirements of Section 162(m) of the Code, unless such grant is made contingent upon such approval.
     (b) Awards Requiring Exercise
     (1) Time And Manner Of Exercise. Unless the Administrator expressly provides otherwise, an Award requiring exercise by the holder will not be deemed to have been exercised until the Administrator receives a notice of exercise (in form acceptable to the Administrator) signed by the appropriate person and accompanied by any payment required under the Award. If the Award is exercised by any person other than the Participant, the Administrator may require satisfactory evidence that the person exercising the Award has the right to do so.
     (2) Exercise Price. The exercise price (or the base value from which appreciation is to be measured) of each Award requiring exercise shall be 100% (in the case of an ISO granted to a ten-percent shareholder within the meaning of Section 422(b)(6) of the Code, 110%) of the fair market value of the Stock subject to the Award, determined as of the date of grant, or such higher amount as the Administrator may determine in connection with the grant. No such Award, once granted, may be repriced other than in accordance with the applicable stockholder approval requirements of The NASDAQ Stock Market.
     (3) Payment Of Exercise Price. Where the exercise of an Award is to be accompanied by payment, the Administrator may determine the required or permitted forms of payment, subject to the following: all payments will be by cash or check acceptable to the Administrator, or, if so permitted by the Administrator and if legally permissible, (i) through the delivery of shares of Stock that have been outstanding for at least six months (unless the Administrator approves a shorter period) and that have a fair market value equal to the exercise price, (ii) by delivery to the Company of a promissory note of the person exercising the Award, payable on such terms as are specified by the Administrator, (iii) through a broker-assisted exercise program acceptable to the Administrator, (iv) by other means acceptable to the Administrator, or (v) by any combination of the foregoing permissible forms of payment. The delivery of shares in payment of the exercise price under clause (a)(i) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Administrator may prescribe.
     (c) Awards Not Requiring Exercise
     Restricted Stock and Unrestricted Stock, whether delivered outright or under Awards of Stock Units or other Awards that do not require exercise, may be made in exchange for such lawful consideration, including services, as the Administrator determines.
7. EFFECT OF CERTAIN TRANSACTIONS
     (a) Mergers, etc. Except as otherwise provided in an Award, the following provisions shall apply in the event of a Covered Transaction in which the Company is not the surviving entity:
     (1) Assumption or Substitution. If the Covered Transaction is one in which there is an acquiring or surviving entity, the Administrator may provide for the assumption of some or all outstanding Awards or for the grant of new awards in substitution therefor by the acquiror or survivor or an affiliate of the acquiror or survivor.
     (2) Cash-Out of Awards. If the Covered Transaction is one in which holders of Stock will receive upon consummation a payment (whether cash, non-cash or a combination of the foregoing), the Administrator will provide for payment (a “cash-out”), with respect to all outstanding Awards, equal in the case of each affected Award to the excess, if any, of (A) the fair market value of one share of Stock (as determined by the Administrator in its reasonable discretion) times the number of shares of Stock subject to the Award, over (B) the aggregate exercise or purchase price, if any, under the Award (in the case of an SAR, the aggregate base price above which appreciation is measured), in each case on such payment terms (which need not be the same as the terms of payment to holders of Stock) and other terms, and subject to such conditions, as the Administrator determines.
     (3) Other Actions. If the Covered Transaction (whether or not there is an acquiring or surviving entity) is one in which there is no assumption, substitution or cash-out, each Award requiring exercise will become fully exercisable, and the delivery of shares of Stock deliverable under each outstanding Award of Stock Units (including Restricted Stock Units and Performance Awards to the extent consisting of Stock Units) will be accelerated and such shares will be delivered, prior to the Covered Transaction, in each case on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Administrator, following exercise of the Award or the delivery of the shares, as the case may be, to participate as a stockholder in the Covered Transaction.
     (4) Termination of Awards Upon Consummation of Covered Transaction. Each Award (unless assumed pursuant to Section 7(a)(1) above), other than outstanding shares of Restricted Stock (which shall be treated in the same manner as other shares of Stock, subject to Section 7(a)(5) below), will terminate upon consummation of the Covered Transaction.

     (5) Additional Limitations. Any share of Stock delivered pursuant to Section 7(a)(2) or Section 7(a)(3) above with respect to an Award may, in the discretion of the Administrator, contain such restrictions, if any, as the Administrator deems appropriate to reflect any performance or other vesting conditions to which the Award was subject. In the case of Restricted Stock, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such Stock in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.
     (6) Section 409A. In the case of an Award subject to and intended to comply with the requirements of Section 409A of the Code, the payment provisions of this Section 7(a) shall be applied in a manner consistent with the objective of continued compliance with such requirements.
     (b) Change of Control Events. Immediately prior to the occurrence of a Change of Control Event, each outstanding Award granted to a Non-Employee Director that requires exercise will become fully exercisable, and the delivery of shares of Stock deliverable under each outstanding Award of Stock Units (including Restricted Stock Units and Performance Awards to the extend consisting of Stock Units) granted to a Non-Employee Director will be accelerated and such shares will be delivered.
     (c) Change in and Distributions With Respect to Stock.
     (1) Basic Adjustment Provisions. In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure, the Administrator will make appropriate adjustments to the maximum number of shares specified in Section 4(a) that may be delivered under the Plan and to the maximum share limits described in Section 4(c), and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change.
     (2) Certain Other Adjustments. The Administrator may also make adjustments of the type described in Section 7(c)(1) above to take into account distributions to stockholders other than those provided for in Section 7(a) and 7(c)(1), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of Awards made hereunder, having due regard for the qualification of ISOs under Section 422 of the Code and for the performance-based compensation rules of Section 162(m), where applicable.
     (3) Continuing Application of Plan Terms. References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.
8. LEGAL CONDITIONS ON DELIVERY OF STOCK
     The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved; (ii) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act. The Company may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending lapse of the applicable restrictions.
9. AMENDMENT AND TERMINATION
     The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Awards; provided , that except as otherwise expressly provided in the Plan the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to affect adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so at the time of the Award. Any amendments to the Plan shall be conditioned upon stockholder approval only to the extent, if any, such approval is required by law (including the Code or applicable listing requirements), as determined by the Administrator.
10. OTHER COMPENSATION ARRANGEMENTS
     The existence of the Plan or the grant of any Award will not in any way affect the Company’s right to Award a person bonuses or other compensation in addition to Awards under the Plan.

11. WAIVER OF JURY TRIAL
     By accepting an Award under the Plan, each Participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan and any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceeding or counterclaim shall be tried before a court and not before a jury. By accepting an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers.

EXHIBIT A
Definition of Terms
     The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:
     “Administrator”: The Compensation Committee, except that the Compensation Committee may delegate (i) to one or more of its members such of its duties, powers and responsibilities as it may determine; (ii) to one or more officers of the Company the power to grant rights or options to the extent permitted by Section 157(c) of the Delaware General Corporation Law; (iii) to one or more officers of the Company the authority to allocate other Awards among such persons (other than officers of the Company) eligible to receive Awards under the Plan as such delegated officer or officers determine consistent with such delegation; provided , that with respect to any delegation described in this clause (iii) the Compensation Committee (or a properly delegated member or members of such Committee) shall have authorized the issuance of a specified number of shares of Stock under such Awards and shall have specified the consideration, if any, to be paid therefor; and (iv) to such Employees or other persons as it determines such ministerial tasks as it deems appropriate. In the event of any delegation described in the preceding sentence, the term “Administrator” shall include the person or persons so delegated to the extent of such delegation.
     “Affiliate”: Any corporation or other entity owning, directly or indirectly, 50% or more of the outstanding Stock of the Company, or in which the Company or any such corporation or other entity owns, directly or indirectly, 50% of the outstanding capital stock (determined by aggregate voting rights) or other voting interests.
     “Award”: Any or a combination of the following:
(i)	Stock Options.

(ii)	SARs.

(iii)	Restricted Stock.

(iv)	Unrestricted Stock.

(v)	Stock Units, including Restricted Stock Units.

(vi)	Performance Awards.

(vii)	Cash Awards.

(viii)	Awards (other than Awards described in (i) through (vii) above) that are convertible into or otherwise based on Stock.
     “Board”: The Board of Directors of the Company.
     “Cash Award”: An Award denominated in cash.
     “Change of Control Event”: Any or all of the following events:
     (i) The acquisition by a Person (defined as an individual, entity or group, including a group within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of either (A) the then outstanding shares of Stock (the “Outstanding Company Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, that the following will not constitute a Change of Control Event: (1) any acquisition directly from the Company; (2) any acquisition by the Company; or (3) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or its direct or indirect subsidiaries;
     (ii) The individuals who, as of November 17, 2005, constituted the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, that any individual who becomes a member of the Board subsequent to November 17, 2005 and whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors, or a committee of the Board delegated, by a vote of at least a majority of the Incumbent Directors, the authority to elect or nominate directors, shall be treated as an Incumbent Director unless he or she assumed office as a result of an actual or threatened election contest with respect to the election or removal of directors; or
     (iii) The consummation of a Merger, unless following such Merger (A) the Persons who were the beneficial owners, respectively, of the Outstanding Company Stock and of the combined voting power of the Outstanding Company Voting Securities immediately prior to the Merger beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock of the entity resulting from or surviving in such Merger and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the entity resulting from or surviving in such Merger, (B) no Person (excluding an employee benefit plan (or related trust) of the entity resulting from or surviving in the Merger) beneficially owns, directly or indirectly, 40% or more of, respectively, the then outstanding shares of common stock of the entity resulting from or surviving in such Merger or the combined voting power of the then outstanding voting securities of such entity entitled to vote generally in the election of directors, and (C) at least a majority of the members of the board of directors of the entity resulting from or surviving in such Merger were Incumbent Directors at the time of the execution of the initial agreement, or of the action of the Board, providing for such Merger;
     (iv) The stockholders of the Company approve the complete liquidation or dissolution of the Company; or
     (v) The consummation of a sale or transfer of all or substantially all of the Company’s assets.
     “Code”: The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.
     “Compensation Committee”: The Compensation Committee of the Board.
     “Company”: Iomai Corporation
     “Covered Transaction”: Any of (i) a Merger, (ii) a sale or transfer of all or substantially all the Company’s assets, or (iii) a dissolution or liquidation of the Company.
     “Employee”: Any person who is employed by the Company or an Affiliate.
     “Employment”: A Participant’s employment or other service relationship with the Company and its Affiliates. Employment will be deemed to continue, unless the Administrator expressly provides otherwise, so long as the Participant is employed by, or otherwise is providing services in a capacity described in Section 5 to the Company or its Affiliates. If a Participant’s employment or other service relationship is with an Affiliate and that entity ceases to be an Affiliate, the Participant’s Employment will be deemed to have terminated when the entity ceases to be an Affiliate unless the Participant transfers Employment to the Company or its remaining Affiliates.
     “Exchange Act”: The Securities Exchange Act of 1934, as amended.
     “ISO”: A Stock Option intended to be an “incentive stock option” within the meaning of Section 422 of the Code. Each option granted pursuant to the Plan will be treated as providing by its terms that it is to be a non-incentive stock option unless, as of the date of grant, it is expressly designated as an ISO.
     “Merger”: A consolidation, merger or similar transaction or series of related transactions by the Company.
     “Non-Employee Director”: Any director of the Company who is not an employee of the Company.
     “Participant”: A person who is granted an Award under the Plan.
     “Performance Award”: An Award subject to Performance Criteria. The Compensation Committee in its discretion may grant Performance Awards that are intended to qualify for the performance-based compensation exception under Section 162(m) and Performance Awards that are not intended so to qualify.
     “Performance Criteria”: Specified criteria, other than the mere continuation of Employment or the mere passage of time, the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award. For purposes of Awards that are intended to qualify for the performance-based compensation exception under Section 162(m), a Performance Criterion will mean an objectively determinable measure of performance relating to any or any combination of the following (measured either absolutely or by reference to an index or indices and determined either on a consolidated basis or, as the context permits, on a project or program basis or in combinations thereof): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; market share; capital expenditures; cash flow; stock price;

stockholder return; sales of particular products or services; acquisitions and divestitures (in whole or in part); joint ventures, license agreements and strategic alliances; spin-offs, split-ups and the like; reorganizations; regulatory filings or approvals; clinical trial milestones; reimbursement approvals; manufacturing milestones; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings. A Performance Criterion and any targets with respect thereto determined by the Administrator need not be based upon an increase, a positive or improved result or avoidance of loss. To the extent consistent with the requirements for satisfying the performance-based compensation exception under Section 162(m), the Administrator may provide in the case of any Award intended to qualify for such exception that one or more of the Performance Criteria applicable to such Award will be adjusted in an objectively determinable manner to reflect events (for example, but without limitation, acquisitions or dispositions) occurring during the performance period that affect the applicable Performance Criterion or Criteria.
     “Plan”: The Iomai Corporation 2005 Incentive Plan as from time to time amended and in effect.
     “Restricted Stock”: Stock subject to restrictions requiring that it be redelivered or offered for sale to the Company if specified conditions are not satisfied.
     “Restricted Stock Unit”: A Stock Unit that is, or as to which the delivery of Stock or cash in lieu of Stock is, subject to the satisfaction of specified performance or other vesting conditions.
     “Section 162(m)”: Section 162(m) of the Code.
     “SAR”: A right entitling the holder upon exercise to receive an amount (payable in shares of Stock of equivalent value) equal to the excess of the fair market value of the shares of Stock subject to the right over the fair market value of such shares at the date of grant.
     “Stock”: Common Stock of the Company, par value $0.01 per share.
     “Stock Option”: An option entitling the holder to acquire shares of Stock upon payment of the exercise price.
     “Stock Unit”: An unfunded and unsecured promise, denominated in shares of Stock, to deliver Stock or cash measured by the value of Stock in the future.
     “Unrestricted Stock”: Stock not subject to any restrictions under the terms of the Award.

This Plan was approved by the Board of Directors on November 17, 2005.
This Plan was approved by the Stockholders on November 30, 2005.
Amendment No. 1 to the Plan was approved by the Board of Directors on January 18, 2007.
Amendment No. 1 to the Plan was approved by the Stockholders on March 6, 2007.
Amendment No. 2 to the Plan was approved by the Board of Directors on March 22, 2007.
Amendment No. 2 to the Plan was approved by the Stockholders on June 5, 2007.
Amendment No. 3 to the Plan was approved by the Board of Directors on March 26, 2008.

—. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . —
0
IOMAI CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 14, 2008
The undersigned stockholder of Iomai Corporation (the “Company”) hereby appoints Stanley Erck and Russell Wilson, and each of them acting singly, the attorneys and proxies of the undersigned, with full power of substitution, to vote on behalf of the undersigned all of the shares of capital stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 14, 2008, and at all adjournments thereof, hereby revoking any proxy heretofore given with respect to such shares.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS. IN THEIR DISCRETION, THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.
(Continued and to be signed on reverse side.)
14475

ANNUAL MEETING OF STOCKHOLDERS OF IOMAI CORPORATION
May 14, 2008
Please date, sign and mail your proxy card in the envelope provided as soon as possible.
Please detach along perforated line and mail in the envelope provided. —— — 20230000000000000000 0 051408
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x
FOR AGAINST ABSTAIN 1. Proposal to elect directors: 2. Proposal to amend the 2005 Incentive Plan NOMINEES:
FOR ALL NOMINEES O Richard Douglas
O Thomas Martin Vernon, Jr. PLEASE SIGN AND MAIL THIS PROXY TODAY WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF STOCKHOLDERS OF
IOMAI CORPORATION
May 14, 2008
PROXY VOTING INSTRUCTIONS
MAIL — Date, sign and mail your proxy card in the COMPANY NUMBER envelope provided as soon as possible. - OR - INTERNET — Access “www.voteproxy.com” and ACCOUNT NUMBER follow the on-screen instructions. Have your proxy card available when you access the web page.
You may enter your voting instructions www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date. Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.
—— — 20230000000000000000 0 051408
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x
FOR AGAINST ABSTAIN 1. Proposal to elect directors: 2. Proposal to amend the 2005 Incentive Plan NOMINEES:
FOR ALL NOMINEES O Richard Douglas
O Thomas Martin Vernon, Jr. PLEASE SIGN AND MAIL THIS PROXY TODAY WITHHOLD AUTHORITY FOR ALL NOMINEES
FOR ALL EXCEPT (See instructions below)
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:
JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.